Exhibit 14
TO: All Associates of VF Corporation and Subsidiaries
A Code of Business Conduct has been developed to establish business policies and principles for all the directors, officers, and employees (“associates”) of our companies. The Board of Directors and management feel strongly about the ethical and lawful policies with which we operate our business; therefore, this Code is being issued to all VF associates worldwide. These principles are not new since we have followed them throughout the years and will continue to do so.
Our business is conducted on the basis of our beliefs. We believe in treating our associates, our colleagues and all those we serve in the course of doing business with the highest levels of honesty, integrity, consideration and respect. The Code is not an attempt to cover every possible business situation, yet it is an attempt to set forth the basic and general principles to be observed by all VF associates.
We urge each of you to read this Code and familiarize yourself with its contents. We also ask that you give these principles your strong support as you carry out your daily responsibilities.

Eric C. Wiseman
Chairman, President and Chief Executive Officer

VF Corporation Code of Business Conduct
Values Statement
VF is the global leader in creating powerful brands of apparel. The consumer is the focus of everything we do.
We are the best at bringing people comfort and quality in our brands. We know our consumers, where they are and where they’re headed. We are dedicated to our retail partners. We believe in treating our associates, our colleagues and all those we serve in the course of doing business with the highest levels of honesty, integrity, consideration and respect.
Our world-class people are the source of our success. As a company, we bring excellence in operations and the latest technology to the art of apparel. We bring to market the right products at the right time. Working together, we have a bright future because we create superior products and market them with exceptional skill.
All these things mean success — for our associates, our retailers, our shareholders, our communities, and the millions of people who feel good in our brands.
These are the things that make us great. These are the things that make us VF.
Purpose and Compliance
A cornerstone of our business philosophy is to achieve a leadership position in every facet of our business while maintaining the highest standards of excellence and integrity.
The conduct of business with associates, customers, consumers, suppliers, and all others shall be on an honest, fair and equitable basis. It has been and will continue to be the Company’s policy to obey all applicable laws and to honor our obligations to society by being an economic, intellectual, and social asset to each community and nation in which the Company operates.
The Board of Directors and Management of the Company have adopted the Code of Business Conduct as set forth below. The Code is intended to establish minimum general standards of conduct encompassing the most common and sensitive areas in which the business operates. Other specific corporate policies and guidelines will expand on broad statements made in this policy and will cover other subjects relative to the management of the business.
All managers will be responsible for the distribution of this Code to their associates. Every associate is responsible for complying with these principles, guidelines, and policies. Any violation may be grounds for dismissal.

Code of Business Conduct
Business Ethics
The Company enjoys a reputation for integrity and is committed to continuing its high standard of integrity worldwide.
Personal Integrity
The Company expects all its associates to be dedicated to providing the consumer with products of superior quality and value. The Company believes associates should consider this a matter of personal integrity. Among other things, personal integrity means performing our jobs to the fullest, being accountable for our actions, and upholding the values, principles and standards upon which our Company’s reputation rests.
Conflict of Interest
In dealing with suppliers, contractors, customers and others doing or seeking to do business with the Company, associates shall conduct their business in the best interests of the Company. All associates have a duty to ignore any consideration resulting in personal advantage or gain when they represent the Company in its business affairs.
No associate of the Company shall own any interest in (excluding publicly-traded securities) or have any personal contract or agreement of any nature with suppliers, contractors, customers or others doing business with the Company that might tend to influence a decision with respect to the business of the Company. Any associate who owns securities in any company with whom such associate does business on behalf of the Company shall disclose this interest to his or her supervisor.
Each year a notice concerning conflicts of interest shall be sent to all directors, officers and certain other associates.
Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to your coalition chief financial officer or chief accounting officer, to your human resources manager, or the Company’s General Counsel.
In order to avoid conflicts of interests, each of the CEO and senior financial officers must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the General Counsel shall notify the Nominating and Governance Committee of any such disclosure. Conflicts of interests involving the General Counsel shall be disclosed to the Chief Executive Officer, and the Chief Executive Officer shall notify the Nominating and Governance Committee.

Questionable Payments, Gifts or Contributions
The Company prohibits its associates from, directly or indirectly, paying or receiving bribes, pay-offs, kickbacks, excessive gifts or entertainment perks, or anything else that may be considered illegal, unethical or compromising. Under no circumstances shall gifts be made to governmental officials. Contributions shall not be made to political parties or candidates for political office except to the extent specifically permitted by applicable law. Company associates shall not accept gifts (excluding items of insignificant value) from suppliers, customers or others with whom the Company does business. Generally, it is not appropriate for an associate to accept a supplier’s or customer’s invitation to attend an entertainment or sporting event at the supplier’s or customer’s expense. Accepting such an invitation may be appropriate if attending the event demonstrably helps to build or maintain a business relationship for the Company’s benefit. Before accepting such an invitation, an associate must obtain approval from the associate’s supervisor, and such an invitation should never be accepted or approved if it could be considered unethical or compromising. Suppliers and associates are annually advised of this policy
Members of an associate’s family may not receive compensation, commissions, gifts or entertainment perks from companies or organizations that deal with the Company if such receipt could reasonably be construed to influence the associate’s decisions.
Fair Dealing
Each associate of the Company should endeavor to deal fairly with customers, suppliers, competitors, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. The Company and the associate involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.
Corporate Opportunities
Associates are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No associate may use corporate property, information or position for personal gain, and no associate may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where an associate takes away from the Company opportunities for sales or purchases of products, services or interests.
Purchasing
Purchases must be made on a basis that is in the best interest of the Company without favoritism to any supplier. Prices paid for materials, supplies and services shall be negotiated on a fair and competitive basis, while seeking to obtain the maximum value for each expenditure. It is imperative that relationships with suppliers be conducted with integrity and with the confidence that each party will fulfill its commitments.
Insider Trading
VF has a long-standing commitment to comply with all securities laws and regulations. U.S. securities laws, which apply to the Company worldwide, prohibit, among other things, associates from purchasing or selling shares of the Company’s common stock on the basis of material non-public information. Associates are also prohibited from providing family members, friends, or any other persons with material non-public information. Material non-public information is any information concerning a company’s business, prospects, securities, or market which an investor might consider important in deciding whether to buy or sell the securities, or which could affect their market price. Examples of material information include: possible mergers, acquisitions or divestitures; actual or estimated financial results or changes in dividends; purchases and sales of investments in companies; obtaining or losing significant contracts; significant discoveries or product developments; threatened major litigation or developments in such matters; and major changes in business strategies.
Competitive Conduct
Anti-trust Laws
Anti-trust laws pertain to dealings with customers, suppliers and competitors, and those involved in this area are expected to be familiar with these laws. Any activity which may be considered in restraint of trade, unfair business practice, price fixing or unfair competitive behavior is in violation of the law and strictly prohibited by the Company. All personnel shall comply fully and in good faith with the anti-trust laws.
A copy of the Company’s Anti-Trust Compliance Policy is issued to the sales force and management involved in the sales area. This policy provides general understanding of the anti-trust laws and will assist associates in competing vigorously within the law. If situations arise or there is the slightest doubt about legality of a particular anti-trust sensitive situation, refer the matter to the General Counsel.
Advertising Philosophy
Advertising is an important, essential and valued tool in the sale of consumer products. The Company’s advertising will be appealing, tasteful, truthful and without exaggeration or overstatement.

Associate Relations
Employment
The Company desires to provide stable employment in positions that will allow employees to develop personally and professionally. It is the Company’s aim that our employees will derive satisfaction from achieving corporate objectives through superior performance in an organizational environment characterized by competence, integrity, teamwork and fairness. An atmosphere of mutual respect and trust will be maintained between labor and management.
Non-discrimination
The Company’s associates are its greatest resource. It is the Company’s policy to treat its associates fairly in all respects and to select associates on the basis of qualification for the work to be performed without regard to race, color, religion, national origin, sex, age, disability or sexual orientation. The Company will provide compensation programs founded on high performance standards, equitable treatment and competitive opportunities commensurate with corporate and individual performance.
Harassment
All associates shall have the opportunity to perform their work in an atmosphere and environment free from any form of unlawful discriminatory or retaliatory treatment or physical or mental abuse, including, but not limited to, harassment based on race, color, religion, national origin, sex, age, disability or sexual orientation.
Opportunities for Growth
The Company seeks to provide employees with ample opportunity for professional, economic and personal growth. The Company will provide employees the opportunity to advance their careers through education, training and work experience consistent with proven performance.
Health, Safety and Drugs
Associates are the Company’s most valuable resource and, for that reason, their safety and health are of paramount concern. The Company maintains a strong commitment to its associates to provide a clean, safe, healthy, drug-free and alcohol-free workplace and to establish programs promoting high standards of safety and health. Consistent with the spirit and intent of this commitment, the Company expects associates to report for work in proper condition to perform their duties.

Protecting Corporate Property & Records
Company Property and Proprietary Information
We must protect the Company’s property from loss, damage, theft, vandalism, sabotage or unauthorized use or disposal. This applies to property located in the office, at home or on customer premises. The Company’s property includes:
•	Physical property including offices and office equipment, plant and equipment, inventory, and vehicles.

•	Intellectual property including such things as patents, copyrights, trademarks, work methods and practices, trade secrets, computer software technologies, computer operating systems, written materials, e-mail and voice mail.

•	Proprietary Information including any non-public information that might be useful to a competitor or that could be harmful to the Company or its customers or suppliers if disclosed.
During the course of employment, associates may use the Company’s physical and intellectual property for appropriate Company business purposes only. All Company Proprietary Information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.
Upon leaving the Company’s employment, associates must return all company property in their possession.
Computer and Network Security
Computers and computer networks have become an essential feature of our workplace. Indeed, they form the very backbone of our telecommunications network and operations infrastructure. For this reason, every effort must be made to protect the Company’s computer systems and associated software from the various threats to their security, such as accidental or deliberate destruction of data and equipment, interruption of service, unauthorized disclosure of sensitive information, theft, and corruption.
Accounting & Financial Records
The Company is responsible for furnishing reliable financial information on a periodic and timely basis to its shareholders, potential shareholders, creditors, governmental agencies and others.
The accounting and financial records of the Company shall be maintained on the basis of valid, accurate and complete data with adequate supporting information to substantiate all entries to the books of account. All associates involved in creating, processing and recording the accounting information shall be held responsible for its integrity.

The books and accounting records shall be maintained in compliance with generally accepted accounting principles, and properly established controls shall be strictly followed. There shall be no concealment of information from or by management, or from the Company’s independent auditors or internal auditors.
Public Release of Corporate Information and Quality of Public Disclosures
The Company is a publicly held corporation and its shares trade on a U.S. national securities exchange. The public, therefore, is entitled to periodic communications concerning certain financial and operating information of the Company. Credibility of such information must be maintained.
The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of operations. The Company’s reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee to assist senior management of the Company in fulfilling their responsibility for oversight of the accuracy and timeliness of such disclosures.
Interviews with security analysts, members of the press and other interested parties will be conducted only by designated members of Corporate Management. Other interviews must be approved by top Corporate Management. All requests for interviews shall be referred to the Company’s Financial and Corporate Communications Department which is responsible for making appropriate arrangements.
The distribution of corporate financial releases, booklets, brochures and publications for general public mailings will be made through the Financial and Corporate Communications Department.
Associates shall not disclose to outsiders material corporate information they obtain during the course of employment with the Company unless the disclosure has already been made available to the public.
The Company forbids its associates from using inside corporate information for their personal gain or from disclosing it to others who might use it for personal gain. Such action will result in immediate dismissal.
Copies of the Company’s disclosure policy can be obtained from the Financial and Corporate Communications Department.

Public Responsibility
Local Communities
The Company feels a responsibility toward the communities in which the Company operates on a worldwide basis. The Company has a social obligation to pay its share of taxes, conserve energy, protect the environment, display good citizenship and offer good employment opportunities.
Environmental Health & Safety
The Company shall maintain a safe and healthy work environment and manage its business in ways that are sensitive to the environment. The Company will comply with all environmental, health and safety laws and will internally establish and comply with its own strict standards established on behalf of the well-being of our associates and the communities in which the Company operates.
Compliance with Laws, Rules, and Regulations
The Company operates its business in many countries and the laws, rules, and regulations vary widely from country to country. It is mandatory that all associates conduct Company business in full compliance with the laws, rules, and regulations of each respective country, or follow the Company standards set forth if local laws are more permissive. No associate of the Company shall commit an illegal or unethical act, or instruct others to do so, for any reason. If you believe that any practice raises questions as to compliance with this Code or applicable law, rule, or regulation or if you otherwise have questions regarding any law, rule, or regulation, please contact the Law Department.
Political Activity
Associates are encouraged to support the political parties and candidates for public office of their own choice. However, any partisan political activity must take place on an associate’s own time, at their own expense and not on Company premises.
Good Citizenship
We are committed to being a responsible corporate citizen of the worldwide communities in which we reside. We will strive to improve the well-being of our communities through the encouragement of associate participation in civic affairs and through corporate philanthropy.
Compliance with This Code and Reporting of Any Illegal or Unethical Behavior
All associates are expected to comply with all of the provisions of this Code. The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office. Each officer and department head shall be responsible for monitoring and enforcing the Code of Conduct within their areas of responsibility. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.
Any concerns about violations of laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the General Counsel, and the General Counsel shall notify the Nominating and Corporate Governance Committee of any violation. Any conflict of interests involving the General Counsel should be reported promptly to the Chief Executive Officer, and the Chief Executive Officer shall notify the Nominating and Corporate Governance Committee of any violation.
Any associate who may discover any item or situation of a questionable nature, including omission, falsification, inaccuracy or illegality, shall report such violation immediate to their department head, division controller or CFO, or the Company’s Controller or CFO, or the General Counsel. The Company encourages all associates to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. You are required to cooperate in internal investigations of misconduct and unethical behavior.
The Company recognizes the need for this Code to be applied equally to everyone it covers. All associates are responsible for complying with these principles, guidelines, and policies. The General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Nominating and Corporate Governance Committee, or, in the case of accounting and financial reporting, internal accounting and reporting controls or auditing matters, the Audit Committee of the Board of Directors, and the Company will devote the necessary resources to enable the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the Law Department.
The Company will protect the confidentiality of any person making a good faith report to the extent possible and consistent with law and Company policy. The Company will not retaliate against any employee who in good faith raises concerns or makes a report about a possible violation of the Code of Conduct. The Company will not discharge, suspend or discriminate against an employee because such employee in good faith reports or otherwise provides information regarding a possible violation of this Code of Conduct or of any questionable business practice, accounting or auditing matter.
Waivers and Amendments
Any waivers of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be promptly disclosed to the Company’s shareholders. Any waivers of this Code for other employees may only be granted by the Law Department. Amendments to this Code must be approved by the Board of Directors and amendments of the provisions in this Code applicable to the CEO and the senior financial officers will also be promptly disclosed to the Company’s shareholders.
Revised December 2006

Acknowledgement Form
I have reviewed the “Code of Business Conduct” for VF Corporation and Worldwide Subsidiaries. I understand all provisions stated, and certify and affirm that my activities are and will not conflict with any of the provisions contained therein.

Signature	Company Name

Print Name

Date
Return to: The Human Resources Department